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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement of Bachman Information Systems, Inc. on Form S-4 of our reports dated August 15, 1995, except as to the information presented in Note 17, for which the date is September 19, 1995, on our audits of the consolidated financial statements and financial statement schedule of Bachman Information Systems, Inc. as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, which reports are included in the Annual Report on Form 10-K of Bachman Information Systems, Inc. for the year ended June 30, 1995. We also consent to the reference to our firm under the caption "Experts."

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
June 13, 1996

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